Exhibit 99.1

Contact:	Gary Thompson - Media	Jennifer Garrison - Investors
	Caesars Entertainment Corporation	Caesars Entertainment Corporation
	(702) 407-6529	(702) 407-6407
Caesars Entertainment Reports First Quarter of 2013 Results

LAS VEGAS, May 1, 2013 - Caesars Entertainment Corporation (NASDAQ: CZR) today reported the following first-quarter 2013 results:

Financial Highlights

•	Decline in first-quarter 2013 revenues from strong 2012 first quarter due to reduced visitation

•	Caesars Growth Partners announced to strengthen balance sheet, fund growth projects

•	Nobu Hotel at Caesars Palace and Horseshoe Cincinnati open to large crowds

The table below highlights certain GAAP and non-GAAP financial measures:

	Quarter Ended March 31,		Percent Favorable/ (Unfavorable)
(Dollars in millions, except per share data)	2013	2012
Net revenues	$2,143.2	$2,206.1	(2.9)%
Income from operations (1)	141.8	61.3	131.3%
Loss from continuing operations, net of income taxes	(175.7)	(288.4)	39.1%
(Loss)/income from discontinued operations, net of income taxes	(41.0)	7.3	*
Net loss attributable to Caesars	(217.6)	(280.6)	22.5%
Basic and diluted loss per share (2)	(1.74)	(2.24)	22.3%
Property EBITDA (3)	487.4	556.6	(12.4)%
Adjusted EBITDA (4)	469.7	520.7	(9.8)%
Net revenues, income from operations, and loss from continuing operations, net of income taxes for all periods presented in the table above exclude the results of the Harrah's St. Louis casino which was sold in November 2012, the results of Alea Leeds casino which was closed in March 2013 and the results of the subsidiaries that hold the Company's land concession in Macau, all of which are presented as discontinued operations.

See footnotes following Caesars Entertainment Operating Company, Inc. results later in this release.
___________________

*	Not meaningful.
Management Commentary
"During the first quarter, we made significant progress in expanding and upgrading our existing facilities, particularly in Las Vegas," said Gary Loveman, Caesars Entertainment's chairman, president and chief executive officer. "We opened the Nobu Hotel and restaurant at Caesars Palace, began the conversion of the former Bill's Gamblin' Hall & Saloon into a luxury lifestyle resort to be known as Gansevoort Las Vegas and continued work on the Linq retail, dining and entertainment experience expected to open in phases beginning in the fourth quarter. We also continued with room upgrades at The Quad Resort & Casino and Bally's Las Vegas.

"On the other hand, Atlantic City continued to struggle with economic and competitive pressures and a slow recovery from the impact of Hurricane Sandy, while a nationwide slowdown in casino customer spending as the year began and the strong growth recorded in the 2012 first quarter resulted in an unfavorable comparison for the 2013 first quarter," said Loveman.
"In concert with Rock Gaming, we opened Horseshoe Cincinnati in March and last month celebrated the opening of Thistledown Racino near Cleveland," he said. "We also continued efforts to win a gaming license with Suffolk Downs in Boston and presented our vision of an integrated resort to officials in Toronto.
"Last month, we announced that our board of directors has approved the material terms of a transaction including the formation of Caesars Growth Partners, an entity that will own our stake in Caesars Interactive Entertainment, Inc., Planet Hollywood Resort & Casino in Las Vegas and our joint-venture interests in Horseshoe Baltimore," Loveman said. "This transaction will help strengthen our balance sheet and our ability to pursue growth opportunities."
Financial Results

Net revenues decreased $62.9 million and casino revenues declined $129.9 million in the first quarter 2013 compared to the very strong prior year quarter, as a result of declines in overall visitation to Caesars' properties, likely related to weakness in consumer sentiment, particularly among less affluent consumers.
Revenues dropped most significantly in the Atlantic City region due to continued competitive pressure in the region, weakness in the economic environment, and the slow recovery from Hurricane Sandy. In addition, revenues in Las Vegas were impacted by the continuing construction activity for Project Linq, including the ongoing renovation of The Quad Resort & Casino, and the closure of Bill's Gamblin' Hall & Saloon in February 2013 for renovation. Revenues attributable to Caesars Interactive Entertainment, Inc. ("CIE") increased from the prior year quarter due partially to the late-2012 acquisition of substantially all of the assets of Buffalo Studios, LLC ("Buffalo"), creator of Bingo Blitz, and continued strength in the social and mobile games business.
Revenues for the Company's Managed properties increased $60.7 million from the prior year quarter, mainly due to new managed projects, including Horseshoe Cleveland, which opened in May 2012, Horseshoe Cincinnati, which opened in March 2013, and the management company for Caesars Windsor, which the Company is now consolidating due to the fact that it increased its ownership from 50% to 100%.
First quarter 2013 income from operations increased $80.5 million, or 131.3%, compared to the first quarter 2012. The increase was primarily due to $174.0 million of tangible asset impairment charges in the first quarter 2012, compared to a $20.0 million intangible asset impairment charge in the first quarter 2013. Additionally, the following items adversely impacted the comparability of income from operations:

•	a first quarter 2012 property tax refund of approximately $10 million that did not recur in 2013,

•	a first quarter 2012 benefit from the receipt of business interruption insurance proceeds of approximately $7 million that did not recur in 2013,

•	an approximately $6 million to $8 million decrease in first quarter 2013 operating income due to the continuing construction activity for Project Linq, and

•	a $52.4 million charge for a contingent earnout liability recorded during the first quarter 2013 related to CIE's acquisition of Buffalo's assets.
Aside from these items affecting comparability, income from operations increased slightly due mainly to a first quarter 2013 benefit from decreases in certain costs when compared to the prior year quarter, including a $17.8 million decrease in depreciation expense resulting from assets that became fully depreciated early in the current quarter, a $16.1 million decrease in corporate expense due primarily to a reduction in stock-based compensation expense, and decreases in expenses resulting from the Company's cost savings initiatives. These declines in expenses were partially offset by lower casino revenues in the first quarter 2013 when compared to the prior year quarter.
Net loss attributable to Caesars decreased $63.0 million, or 22.5%, in the first quarter 2013 from 2012. The decrease was due mainly to the $80.5 million increase in income from operations described above and a $131.9 million increase in the benefit for income taxes. Partially offsetting the impact of the above factors was a $12.7 million increase in interest expense, net of interest capitalized, a $82.5 million unfavorable change in (loss)/gain on early extinguishments of debt, and a $48.3 million unfavorable change in the (loss)/income from discontinued operations, net of income taxes, partially as a result of the sale of Harrah's St. Louis, all of which are further described in "Other Items" that follows later in this release.
The declines in first quarter 2013 Property EBITDA and Adjusted EBITDA from 2012 are primarily driven by the factors described above. Further details on these non-GAAP financial measures are found later in this release.

Results by Region
To provide more meaningful information than would be possible on either a consolidated basis or an individual property basis, the Company's casino properties and other operations have been grouped into seven regions. Operating results for each of the regions are provided below.
On a consolidated basis, first-quarter cash average daily room rates for 2013 remained flat from 2012 as lower rates caused by reduced business in Atlantic City and the change in the mix of group business in the Las Vegas region were offset by rate increases in the Louisiana/Mississippi and Other Nevada regions. Total occupancy percentage decreased 2.9 percentage points in the first quarter 2013 from 2012 due to declines in all U.S. regions but most significantly in Atlantic City.

Las Vegas Region
Las Vegas Region properties include Bally's Las Vegas, Bill's Gamblin' Hall & Saloon ("Bill's"), Caesars Palace, Flamingo Las Vegas, Harrah's Las Vegas, The Quad Resort & Casino (the "Quad"), Paris Las Vegas, Planet Hollywood Resort & Casino, and Rio. Bill's Gamblin' Hall & Saloon temporarily closed in early February 2013 to accommodate previously disclosed renovations and is expected to reopen in phases beginning in December 2013 as Gansevoort Las Vegas.

	Quarter Ended March 31,		Percent Favorable/ (Unfavorable)
(Dollars in millions)	2013	2012
Net revenues	$751.7	$771.6	(2.6)%
Income from operations	104.3	120.1	(13.2)%
Property EBITDA (3)	197.9	211.3	(6.3)%
Net revenues decreased $19.9 million, or 2.6%, in the first quarter 2013 compared with the prior year quarter. Construction activities associated with Project Linq and activities associated with the renovations of the Quad and Bill's have unfavorably impacted the revenues in the region, as well as the comparison to a strong quarter in the prior year. The Company estimates that these development and construction activities reduced first quarter 2013 revenues in Las Vegas by approximately $10 million to $13 million and reduced income from operations and Property EBITDA by approximately $6 million to $8 million.
Casino revenues were down $23.7 million, or 5.7%, due to an overall reduction in visitation to the region's properties.
Food and Beverage revenues increased $16.3 million, or 8.2%, due to the addition of several new restaurant offerings such as Bacchanal Buffet and Nobu at Caesars Palace and Gordon Ramsay-branded restaurants at Caesars Palace, Paris, and Planet Hollywood.
Hotel revenues were down $6.6 million, or 3.4%, as a result of a decrease in cash average daily room rates from $95 in 2012 to $94 in 2013 and a decrease in occupancy of 1.4 percentage points driven mainly by a change in the mix of group business, and the impact of the renovations of the Quad and Bill's and the Project Linq construction activities.
Overall, property operating expenses in the region declined as a result of decreases in costs attributable to the Company's cost savings initiatives which were partially offset by an increase in bad debt expense and increases in variable costs associated with higher Food and Beverage revenue. Depreciation expense in the region decreased as a result of assets becoming fully depreciated, while write-downs, reserves, and project opening costs, net of recoveries increased as a result of additional remediation costs in 2013 when compared with 2012.
Property EBITDA declined $13.4 million, or 6.3% , due mainly to the factors above.

Atlantic City Region
Atlantic City Region properties include Bally's Atlantic City, Caesars Atlantic City, Harrah's Atlantic City, Harrah's Philadelphia and Showboat Atlantic City.

	Quarter Ended March 31,		Percent Favorable/ (Unfavorable)
(Dollars in millions)	2013	2012
Net revenues	$365.3	$432.5	(15.5)%
(Loss)/income from operations	(3.2)	18.8	*
Property EBITDA (3)	51.2	69.9	(26.8)%

*	Not meaningful.
The Atlantic City region continues to be affected by a weak economic environment, and the very slow recovery from the effects of Hurricane Sandy, which made landfall in the fourth quarter 2012. This, combined with continued competitive pressure in the region, has caused a significant decline in visitation to the region's properties as compared to 2012. As a result, net revenues in the region declined $67.2 million, or 15.5%, in the first quarter of 2013 from the year-earlier period.
However, property operating expenses in 2013 were also lower than in 2012 as a result of significant decreases in costs attributable to the Company's cost savings initiatives and more efficient marketing spending, partially offset by an increase in write-downs, reserves and project opening costs, net of recoveries. The 2012 quarter income from operations also included approximately $10 million for property tax refund benefits that did not recur in 2013.
The above factors contributed to the decrease in Property EBITDA of $18.7 million, or 26.8% .
The Company expects that the region will continue to be challenged as a result of the slow recovery from the hurricane and competitive pressures. In response, the Company will continue focus on controlling costs to align the cost structure with lower revenue levels.

Louisiana/Mississippi Region
Louisiana/Mississippi Region properties include Grand Casino Biloxi, Harrah's New Orleans, Harrah's Tunica, Horseshoe Bossier City, Horseshoe Tunica, Louisiana Downs, and Tunica Roadhouse Hotel and Casino.

	Quarter Ended March 31,		Percent Favorable/ (Unfavorable)
(Dollars in millions)	2013	2012
Net revenues	$278.9	$303.4	(8.1)%
Income/(loss) from operations	44.3	(121.0)	*
Property EBITDA (3)	67.1	77.1	(13.0)%

*	Not meaningful.
Casino revenues declined significantly during the first quarter 2013 as compared to the same quarter in 2012 due to the weakening in consumer sentiment, contributing to declines in visitation to the region's properties. Additionally, in the first quarter 2012, the region benefited from the receipt of business interruption insurance proceeds of $7.0 million related to the mid-2011 floods with no similar amount received in the first quarter 2013. As a result, net revenues in the first quarter 2013 decreased $24.5 million, or 8.1%, from 2012.
Property operating expenses in 2013 were lower than in 2012 as a result of decreases in variable costs associated with lower revenues and cost decreases attributable to the Company's cost savings initiatives. In the first quarter 2012, the Company recorded $167.5 million of non-cash tangible asset impairment charges and $4.5 million of write-downs, reserves, and project opening costs, net of recoveries related to a halted development project in Biloxi, Mississippi, with no comparable charges in the first quarter 2013. Prior to consideration of these 2012 charges and business interruption insurance proceeds, income from operations in the first quarter 2013 was relatively flat compared with 2012.
Lower revenues, partially offset by lower property operating expenses, resulted in a decrease in Property EBITDA of $10.0 million, or 13.0%.

Iowa/Missouri Region
Iowa/Missouri Region properties include Harrah's Council Bluffs, Harrah's North Kansas City and Horseshoe Council Bluffs. On November 2, 2012, Caesars sold its Harrah's St Louis casino; therefore, the results in the table below exclude those of the Harrah's St. Louis casino for all periods presented.

	Quarter Ended March 31,		Percent Favorable/ (Unfavorable)
(Dollars in millions)	2013	2012
Net revenues	$110.5	$118.7	(6.9)%
Income from operations	29.4	27.6	6.5%
Property EBITDA (3)	36.7	35.0	4.9%
The Company experienced lower visitation to the region's properties in the first quarter of 2013 as compared to the prior year period, likely attributable to weakness in consumer sentiment combined with favorable weather conditions in the prior year quarter. The decline in visitation was primarily concentrated in certain lower value guest segments. As a result, casino revenues declined $7.5 million compared to 2012.
Property operating expenses in 2013 were lower than in 2012 as a result of significant decreases in costs attributable to the Company's cost savings initiatives and more efficient marketing spending. These decreases more than offset the income impact of revenue declines resulting in an increase in income from operations, and Property EBITDA.

Illinois/Indiana Region
Illinois/Indiana Region properties include Harrah's Joliet, Harrah's Metropolis, Horseshoe Hammond and Horseshoe Southern Indiana.

	Quarter Ended March 31,		Percent Favorable/ (Unfavorable)
(Dollars in millions)	2013	2012
Net revenues	$260.5	$273.1	(4.6)%
Income from operations	22.4	38.2	(41.4)%
Property EBITDA (3)	60.7	57.7	5.2%
The Company experienced lower visitation to the region's properties in the first quarter of 2013 as compared to the prior year period, likely attributable to weakness in consumer sentiment combined with favorable weather in the prior year quarter. The decline in visitation was primarily concentrated in certain lower value guest segments. As a result, casino revenues declined $12.4 million compared to 2012.
Property operating expenses in 2013 were lower than in 2012 as a result of decreases in costs attributable to the Company's cost savings initiatives and more efficient marketing spending. In addition, the Company recorded a non-cash intangible asset impairment charge related to gaming rights of $20.0 million in the first quarter 2013, with no comparable charge in the first quarter 2012.
The decline in property operating expenses more than offset the decline in revenues, resulting in an increase in Property EBITDA of $3.0 million, or 5.2%.

Other Nevada Region
Other Nevada Region properties include Harrah's Lake Tahoe, Harrah's Laughlin, Harrah's Reno and Harveys Lake Tahoe.

	Quarter Ended March 31,		Percent Favorable/ (Unfavorable)
(Dollars in millions)	2013	2012
Net revenues	$99.4	$100.7	(1.3)%
Income from operations	5.2	5.7	(8.8)%
Property EBITDA (3)	13.6	16.8	(19.0)%
Net revenues in the region were slightly lower in the first quarter 2013 compared with 2012. Income from operations and Property EBITDA decreased as a result of lower revenues combined with an increase in property operating expenses. Also impacting income from operations, but not Property EBITDA, is a decline in depreciation expense as a result of assets becoming fully depreciated.
Managed, International and Other
The Managed region includes companies that operate three Indian-owned casinos, as well as Horseshoe Cleveland, Horseshoe Cincinnati (which opened in March 2013) and Caesars Windsor, and the results of Thistledown Racetrack ("Thistledown") through August 2012 when the racetrack was contributed to Rock Ohio Caesars, LLC, a joint venture in which Caesars holds a 20% ownership interest. Subsequent to August 2012, the Managed region includes the results of the subsidiary that manages Thistledown upon video lottery terminal operations commencing in April 2013. The International region includes the results of Caesars' international operations. The Other region is comprised of corporate expenses, including administrative, marketing, and development costs, income from certain non-consolidated affiliates, and the results of Caesars Interactive Entertainment, Inc. ("CIE"), which consists of the businesses related to the World Series of Poker® (“WSOP”) brand, an online real-money business in the U.K. and alliances with online gaming providers in Italy and France, and the results of the Company's social and mobile games businesses.
In the fourth quarter 2012, the Company began discussions with interested parties with respect to a sale of the subsidiaries that hold the Company's land concession in Macau. As a result of this plan of disposal, those assets and liabilities have been classified as held for sale at March 31, 2013 and December 31, 2012 and their operating results have been classified as discontinued operations for all periods presented and are excluded from the table below.
On March 4, 2013, the Company closed the Alea Leeds casino in England and its operating results have been classified as discontinued operations for all periods presented and are excluded from the table below.

	Quarter Ended March 31,		Percent Favorable/ (Unfavorable)
(Dollars in millions)	2013	2012
Net revenues
Managed	$71.7	$11.0	551.8%
International	124.2	130.4	(4.8)%
Other	81.0	64.7	25.2%
Total net revenues	$276.9	$206.1	34.4%
(Loss)/income from operations
Managed	$4.6	$2.0	130.0%
International	21.7	21.8	(0.5)%
Other	(86.9)	(51.9)	(67.4)%
Total loss from operations	$(60.6)	$(28.1)	(115.7)%

Managed

Revenues for the Company's Managed properties increased $60.7 million from the prior year quarter, primarily due to new managed projects, including Horseshoe Cleveland, which opened in May 2012, Horseshoe Cincinnati, which opened in March 2013, and the management company for Caesars Windsor, the results of which have been consolidated into the our financial statements since June 2012 when we increased our 50% ownership to 100%. A large portion of these revenues represent reimbursable payroll expenses.

International

Visitation to the London Clubs properties declined from the first quarter 2012 due to competitive pressures which largely resulted in revenue declines of $9.0 million for these casinos. The revenues at the Company's property in Uruguay rose $2.8 million for the first quarter 2013 compared with 2012. Property operating expenses in 2013 were lower than in 2012 as a result of decreases in variable costs associated with lower revenues from London Clubs and a decrease in costs attributable to the Company's cost savings initiatives. As a result of the above, income from operations decreased $0.1 million, or 0.5%.

Other

In late 2012, CIE acquired substantially all of the assets of Buffalo, a social media and mobile games developer and owner of Bingo Blitz, a social and mobile bingo game. This acquisition, combined with the continued strength in CIE's social and mobile games business drove most of the $16.3 million, or 25.2%, increase in revenues for the Other region in the first quarter 2013 from 2012. Expenses rose due to increases in variable costs associated with higher revenues and a charge of $52.4 million for contingent earnout liability in the first quarter 2013 relating to the acquisition of the Buffalo assets. The Company also recorded $6.5 million of tangible asset impairments in the first quarter 2012 with no comparable charges in the first quarter of 2013. Corporate expenses, were down $16.1 million primarily due to a decrease in stock-based compensation expense. These factors resulted in an increase in loss from operations for the Other region of $35.0 million, or 67.4%.
Other Items
Interest Expense, Net of Interest Capitalized
Interest expense, net of interest capitalized, increased by $12.7 million, or 2.3%, in the first quarter 2013, due primarily to higher interest rates as a result of extending the maturities of the Company's debt combined with higher debt balances compared with the year-ago quarter, partially offset by mark-to-market gains on derivatives in 2013 compared with losses in 2012.
(Loss)/Gain on Early Extinguishments of Debt
During the first quarter of 2013, the Company recognized a loss on early extinguishments of debt of $36.7 million, primarily related to extinguishments of debt under the CEOC Credit Facilities. During the first quarter of 2012, the Company recognized a gain on early extinguishments of debt of $45.8 million, net of deferred financing costs, due to the purchase of $118.7 million face value of CMBS Loans for $71.8 million.
Benefit for Income Taxes
The effective tax rate benefit for the first quarter of 2013 and 2012 was 62.3% and 35.4%, respectively. The effective rate benefit in the first quarter of 2013 was primarily impacted by a discrete tax benefit from a capital loss resulting from a tax election made for U.S. federal income tax purposes during the quarter but effective at the end of December 2012. In addition, the rate was favorably impacted by (i) retroactive U.S. tax law changes which were enacted in January 2013 and (ii) a favorable tax ruling in Israel received in February 2013.
(Loss)/Income from Discontinued Operations, Net of Income Taxes
Loss from discontinued operations, net of income taxes in the first quarter 2013 was $41.0 million and includes a $21.0 million tangible asset impairment charge related to the land concession in Macau, and charges totaling $21.5 million for exit activities and the write-down of tangible and intangible assets related to the March 4, 2013 closure of the Alea Leeds casino. Income from discontinued operations, net of income taxes in the first quarter 2012 was $7.3 million and includes $11.6 million of income from operations related to the Harrah's St. Louis casino which was sold on November 2, 2012.
Cost-Savings Initiatives

Caesars Entertainment has undertaken comprehensive cost-reduction efforts to rightsize expenses with business levels. The Company estimates that its cost-savings programs produced $66.4 million in incremental cost savings for the first quarter of 2013 compared with the same period in 2012. Additionally, as of March 31, 2013, the Company expects that these and additional new cost-savings programs will produce additional annual cost-savings of $154.9 million, based on the full implementation of current projects that are in process. As the Company realizes savings or identifies new cost-reduction activities, this amount will change.

Caesars Entertainment Operating Company, Inc. Results
As a substantial portion of the debt of Caesars Entertainment's consolidated group is issued by Caesars Entertainment Operating Company, Inc. ("CEOC"), the Company believes it is meaningful to provide information on the results of operations of CEOC, which are summarized below. CEOC's Summary of Operations, Supplemental Information, and Reconciliation of Net Loss Attributable to CEOC to Adjusted EBITDA, LTM Adjusted EBITDA-Pro Forma and LTM Adjusted EBITDA-Pro Forma - CEOC Restricted, can be found at the end of this release.

	Quarter Ended March 31,		Percent Favorable/ (Unfavorable)
(Dollars in millions)	2013	2012
Net revenues	$1,617.9	$1,676.0	(3.5)%
Income from operations (1)	150.0	10.2	*
Loss from continuing operations, net of income taxes	(167.3)	(336.9)	50.3%
(Loss)/income from discontinued operations, net of income taxes	(41.0)	7.3	*
Net loss attributable to CEOC	(210.8)	(328.9)	35.9%
Property EBITDA (3)	373.3	437.8	(14.7)%
Adjusted EBITDA (4)	350.2	401.1	(12.7)%
Net revenues, income from operations, and loss from continuing operations, net of income taxes for all periods presented in the table above exclude the results of the Harrah's St. Louis casino which was sold in November 2012, the results of Alea Leeds casino which was closed on March 04, 2013 and the results of the subsidiaries that hold the Company's land concession in Macau, all of which are presented as discontinued operations.
___________________

*	Not meaningful.

(1)	Income from operations for both Caesars and CEOC for the first quarter of 2013 and 2012 includes intangible and tangible asset impairment charges of $20.0 million and $174.0 million, respectively.

(2)
Basic and diluted loss per share for Caesars for the periods shown includes loss per share from discontinued operations in the first quarter of 2013 of $0.33 per share and earnings per share from discontinued operations for the first quarter of 2012 of $0.06 per share.

(3)
Property EBITDA is a non-GAAP financial measure that is defined and reconciled to its most comparable GAAP measure later in this release. Property EBITDA is included because the Company's management uses Property EBITDA to measure performance and allocate resources, and believes that Property EBITDA provides investors with additional information consistent with that used by management.

(4)
Adjusted EBITDA is a non-GAAP financial measure that is defined and reconciled to its most comparable GAAP measure later in this release. Adjusted EBITDA is included because management believes that Adjusted EBITDA provides investors with additional information that allows a better understanding of the results of operational activities separate from the financial impact of decisions made for the long-term benefit of the Company. Adjusted EBITDA does not include the pro forma effect of adjustments related to properties and yet-to-be-realized cost savings from the Company's profitability improvement programs.

Caesars Entertainment Corporation (NASDAQ: CZR) will host a conference call at 2 p.m. Pacific Time Wednesday, May 1, 2013 to review its first-quarter results. The call will be accessible in the Investor Relations section of www.caesars.com.

If you would like to ask questions and be an active participant in the call, you may dial 877-637-3676, or 832-412-1752 for international callers, and enter Conference ID 42726371 approximately 10 minutes before the call start time. A recording of the live call will be available on the Company's web site for 90 days after the event.
*****
Caesars Entertainment Corporation is the world's most diversified casino-entertainment provider and the most geographically diverse U.S. casino-entertainment company. Since its beginning in Reno, Nevada, 75 years ago, Caesars has grown through development of new resorts, expansions and acquisitions and now operates casinos on four continents. The Company's resorts operate primarily under the Caesars®, Harrah's® and Horseshoe® brand names. Caesars also owns the World Series of Poker® and the London Clubs International family of casinos. Caesars is focused on building loyalty and value with its guests through a unique combination of great service, excellent products, unsurpassed distribution, operational excellence and technology leadership. The Company is committed to environmental sustainability and energy conservation and recognize the importance of being a responsible steward of the environment. For more information, please visit www.caesars.com.

This release includes “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they do not relate strictly to historical or current facts. These statements contain words such as “may,” “will,” “project,” “might,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “continue,” “pursue,” or the negative or other variations thereof or comparable terminology. In particular, they include statements relating to, among other things, future actions, new projects, strategies, future performance, the outcomes of contingencies, and future financial results of Caesars. These forward-looking statements are based on current expectations and projections about future events.

Investors are cautioned that forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that cannot be predicted or quantified, and, consequently, the actual performance of Caesars may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to, the following factors, as well as other factors described from time to time in the Company's reports filed with the Securities and Exchange Commission (including the sections entitled “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” contained therein):

•	the impact of the Company's substantial indebtedness and the restrictions in the Company's debt agreements;

•	access to available and reasonable financing on a timely basis, including the ability of the Company to refinance its indebtedness on acceptable terms;

•	the effects of local and national economic, credit, and capital market conditions on the economy, in general, and on the gaming industry, in particular;

•	the ability to realize the expense reductions from cost savings programs;

•
changes in the extensive governmental regulations to which the Company and its stockholders are subject, and changes in laws, including increased tax rates, smoking bans, regulations or accounting standards, third-party relations and approvals, and decisions, disciplines, and fines of courts, regulators, and governmental bodies;

•	the ability of the Company's customer-tracking, customer loyalty, and yield-management programs to continue to increase customer loyalty and same-store or hotel sales;

•	the effects of competition, including locations of competitors and operating and market competition;

•	the ability to recoup costs of capital investments through higher revenues;

•	abnormal gaming holds (“gaming hold” is the amount of money that is retained by the casino from wagers by customers);

•	the ability to timely and cost-effectively integrate companies that the Company acquires into its operations;

•	the potential difficulties in employee retention and recruitment as a result of the Company's substantial indebtedness or any other factor;

•
construction factors, including delays, increased costs of labor and materials, availability of labor and materials, zoning issues, environmental restrictions, soil and water conditions, weather and other hazards, site access matters, and building permit issues;

•	litigation outcomes and judicial and governmental body actions, including gaming legislative action, referenda, regulatory disciplinary actions, and fines and taxation;

•
acts of war or terrorist incidents, severe weather conditions, uprisings or natural disasters, including losses therefrom, including losses in revenues and damage to property, and the impact of severe weather conditions on the Company's ability to attract customers to certain of its facilities, such as the amount of losses and disruption to the Company as a result of Hurricane Sandy in late October 2012;

•	the effects of environmental and structural building conditions relating to the Company's properties;

•	access to insurance on reasonable terms for the Company's assets;

•	the impact, if any, of unfunded pension benefits under multi-employer pension plans.

Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. Caesars disclaims any obligation to update the forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated or, if no date is stated, as of the date of this release.

CAESARS ENTERTAINMENT CORPORATION
CONSOLIDATED SUMMARY OF OPERATIONS
(UNAUDITED)

	Quarter Ended March 31,
(In millions, except per share data)	2013	2012
Net revenues	$2,143.2	$2,206.1
Property operating expenses	(1,654.7)	(1,672.5)
Depreciation and amortization	(161.7)	(179.5)
Write-downs, reserves, and project opening costs, net of recoveries	(20.7)	(16.2)
Intangible and tangible asset impairment charges	(20.0)	(174.0)
Loss on interests in non-consolidated affiliates	(2.6)	(7.1)
Corporate expense	(36.1)	(52.2)
Acquisition and integration costs	(64.2)	(0.1)
Amortization of intangible assets	(41.4)	(43.2)
Income from operations	141.8	61.3
Interest expense, net of interest capitalized	(574.7)	(562.0)
(Loss)/gain on early extinguishments of debt	(36.7)	45.8
Other income, including interest income	3.7	8.2
Loss from continuing operations before income taxes	(465.9)	(446.7)
Benefit for income taxes	290.2	158.3
Loss from continuing operations, net of income taxes	(175.7)	(288.4)
Discontinued operations
(Loss)/income from discontinued operations	(43.8)	14.2
Benefit/(provision) for income taxes	2.8	(6.9)
(Loss)/income from discontinued operations, net of income taxes	(41.0)	7.3
Net loss	(216.7)	(281.1)
Less: net (income)/loss attributable to non-controlling interests	(0.9)	0.5
Net loss attributable to Caesars	$(217.6)	$(280.6)

(Loss)/earnings per share - basic and diluted
Loss per share from continuing operations	$(1.41)	$(2.30)
(Loss)/earnings per share from discontinued operations	(0.33)	0.06
Net loss per share	$(1.74)	$(2.24)

CAESARS ENTERTAINMENT CORPORATION
CONSOLIDATED SUMMARY BALANCE SHEETS
(UNAUDITED)

	As of
(In millions)	March 31, 2013	December 31, 2012
Assets
Current assets
Cash and cash equivalents	$2,095.4	$1,757.5
Restricted Cash (a)	70.6	833.6
Assets held for sale (b)	5.2	5.1
Other current assets	959.9	897.4
Total current assets	3,131.1	3,493.6
Property and equipment, net	15,676.2	15,701.7
Goodwill and other intangible assets	7,087.7	7,146.0
Restricted cash	295.9	364.6
Assets held for sale (b)	442.6	471.2
Other long-term assets	841.5	821.0
	$27,475.0	$27,998.1
Liabilities and Stockholders’ Deficit
Current liabilities
Current portion of long-term debt (a)	$143.0	$879.9
Liabilities held for sale (b)	3.5	3.8
Other current liabilities	1,757.5	1,704.6
Total current liabilities	1,904.0	2,588.3
Long-term debt	21,134.1	20,532.2
Liabilities held for sale (b)	49.7	52.1
Other long-term liabilities	4,947.2	5,157.1
	28,035.0	28,329.7
Total Caesars stockholders’ deficit	(637.1)	(411.7)
Non-controlling interests	77.1	80.1
Total deficit	(560.0)	(331.6)
	$27,475.0	$27,998.1

(a)
The balance of restricted cash at December 31, 2012 includes $750.0 million of escrow proceeds related to the Company's December 13, 2012 bond offering and the related debt obligation is included in the current portion of long-term debt until the escrow conditions are met. Escrow conditions were met in February 2013, at which time the cash was released from restriction and the debt obligation was re-classified to long-term.

(b)	The balances at March 31, 2013 and December 31, 2012 relate to the subsidiaries that hold the Company's land concession in Macau.

CAESARS ENTERTAINMENT CORPORATION
SUPPLEMENTAL INFORMATION
RECONCILIATION OF NET LOSS ATTRIBUTABLE TO CAESARS ENTERTAINMENT CORPORATION
TO PROPERTY EBITDA
(UNAUDITED)
Property EBITDA is presented as a supplemental measure of the Company's performance. Property EBITDA is defined as revenues less property operating expenses and is comprised of net income/(loss) before (i) interest expense, net of interest capitalized and interest income, (ii) (benefit)/provision for income taxes, (iii) depreciation and amortization, (iv) corporate expenses, and (v) certain items that the Company does not consider indicative of its ongoing operating performance at an operating property level. In evaluating Property EBITDA you should be aware that, in the future, the Company may incur expenses that are the same or similar to some of the adjustments in this presentation. The presentation of Property EBITDA should not be construed as an inference that future results will be unaffected by unusual or unexpected items.
Property EBITDA is a non-GAAP financial measure commonly used in the Company's industry and should not be construed as an alternative to net income/(loss) as an indicator of operating performance or as an alternative to cash flow provided by operating activities as a measure of liquidity (as determined in accordance with GAAP). Property EBITDA may not be comparable to similarly titled measures reported by other companies within the industry. Property EBITDA is included because management uses Property EBITDA to measure performance and allocate resources, and believes that Property EBITDA provides investors with additional information consistent with that used by management.
The following tables reconcile net loss attributable to Caesars to Property EBITDA for the periods indicated.

	Quarter Ended March 31, 2013
(In millions)	Las Vegas Region	Atlantic City Region	Louisiana/ Mississippi Region	Iowa/ Missouri Region	Illinois/ Indiana Region	Other Nevada Region	Managed, Int'l and Other	Discontinued Operations	Total
Net loss attributable to Caesars									$(217.6)
Net income attributable to non-controlling interests									0.9
Net loss									(216.7)
Loss from discontinued operations, net of income taxes									41.0
Net loss from continuing operations, net of income taxes									(175.7)
Benefit for income taxes									(290.2)
Loss from continuing operations before income taxes									(465.9)
Other income, including interest income									(3.7)
Loss on early extinguishments of debt									36.7
Interest expense, net of interest capitalized									574.7
Income/(loss) from operations	$104.3	$(3.2)	$44.3	$29.4	$22.4	$5.2	$(60.6)		141.8
Depreciation and amortization	61.5	42.4	17.1	7.3	18.1	4.9	10.4		161.7
Amortization of intangible assets	19.0	4.0	5.5	—	0.3	3.5	9.1		41.4
Intangible and tangible asset impairment charges	—	—	—	—	20.0	—	—		20.0
Write-downs, reserves, and project opening costs, net of recoveries	13.6	8.0	0.4	—	—	—	(1.3)		20.7
Acquisition and integration costs	—	—	—	—	—	—	64.2		64.2
(Income)/loss on interests in non-consolidated affiliates	(0.5)	—	(0.2)	—	—	—	3.3		2.6
Corporate expense	—	—	—	—	—	—	36.1		36.1
EBITDA attributable to discontinued operations								$(1.1)	(1.1)
Property EBITDA	$197.9	$51.2	$67.1	$36.7	$60.7	$13.6	$61.3	$(1.1)	$487.4

 CAESARS ENTERTAINMENT CORPORATION
SUPPLEMENTAL INFORMATION
RECONCILIATION OF NET LOSS ATTRIBUTABLE TO CAESARS ENTERTAINMENT CORPORATION
TO PROPERTY EBITDA
(UNAUDITED)

	Quarter Ended March 31, 2012
(In millions)	Las Vegas Region	Atlantic City Region	Louisiana/ Mississippi Region	Iowa/ Missouri Region	Illinois/ Indiana Region	Other Nevada Region	Managed, Int'l and Other	Discontinued Operations	Total
Net loss attributable to Caesars									$(280.6)
Net loss attributable to non-controlling interests									(0.5)
Net loss									(281.1)
Income from discontinued operations, net of income taxes									(7.3)
Net loss from continuing operations, net of income taxes									(288.4)
Benefit for income taxes									(158.3)
Loss from continuing operations before income taxes									(446.7)
Other income, including interest income									(8.2)
Gains on early extinguishments of debt									(45.8)
Interest expense, net of interest capitalized									562.0
Income/(loss) from operations	$120.1	$18.8	$(121.0)	$27.6	$38.2	$5.7	$(28.1)		61.3
Depreciation and amortization	69.3	44.6	18.7	7.4	18.9	7.1	13.5		179.5
Amortization of intangible assets	19.0	4.0	5.5	—	0.3	3.5	10.9		43.2
Intangible and tangible asset impairment charges	—	—	167.5	—	—	—	6.5		174.0
Write-downs, reserves, and project opening costs, net of recoveries	3.6	1.9	6.4	—	0.3	0.6	3.4		16.2
Acquisition and integration costs	—	—	—	—	—	—	0.1		0.1
(Income)/loss on interests in non-consolidated affiliates	(0.8)	0.6	(0.1)	—	—	—	7.4		7.1
Corporate expense	—	—	—	—	—	—	52.2		52.2
EBITDA attributable to discontinued operations								$23.0	23.0
Property EBITDA	$211.3	$69.9	$77.1	$35.0	$57.7	$16.8	$65.8	$23.0	$556.6

CAESARS ENTERTAINMENT CORPORATION SUPPLEMENTAL INFORMATION
RECONCILIATION OF NET LOSS ATTRIBUTABLE TO CAESARS ENTERTAINMENT CORPORATION TO ADJUSTED EBITDA AND LTM ADJUSTED EBITDA-PRO FORMA
(UNAUDITED)
Adjusted EBITDA is defined as earnings before interest expense, income taxes, and depreciation and amortization ("EBITDA") further adjusted to exclude certain non-cash and other items required or permitted in calculating covenant compliance under the indenture governing CEOC's secured credit facilities.
Last twelve months ("LTM") Adjusted EBITDA-Pro Forma is defined as Adjusted EBITDA further adjusted to include pro forma adjustments related to properties and estimated cost savings yet-to-be-realized.
Adjusted EBITDA and LTM Adjusted EBITDA-Pro Forma are presented as supplemental measures of the Company's performance and management believes that Adjusted EBITDA and LTM Adjusted EBITDA-Pro Forma provide investors with additional information and allow a better understanding of the results of operational activities separate from the financial impact of decisions made for the long-term benefit of the Company.
Because not all companies use identical calculations, the presentation of Adjusted EBITDA and LTM Adjusted EBITDA-Pro Forma may not be comparable to other similarly titled measures of other companies.
The following table reconciles net loss attributable to Caesars to Adjusted EBITDA for the quarters ended March 31, 2013 and 2012 and for the year ended December 31, 2012, and reconciles net loss attributable to Caesars to LTM Adjusted EBITDA-Pro Forma for the last twelve months ended March 31, 2013.

	(1)	(2)	(3)
(In millions)	Quarter Ended March 31, 2013	Quarter Ended March 31, 2012	Year Ended December 31, 2012	(1)-(2)+(3) LTM
Net loss attributable to Caesars	$(217.6)	$(280.6)	$(1,497.5)	$(1,434.5)
Interest expense, net of interest capitalized and interest income	571.5	554.9	2,079.2	2,095.8
Benefit for income taxes (a)	(293.0)	(151.4)	(820.4)	(962.0)
Depreciation and amortization (b)	206.6	234.6	931.1	903.1
EBITDA	267.5	357.5	692.4	602.4
Project opening costs, abandoned projects and development costs (c)	19.3	7.9	71.7	83.1
Acquisition and integration costs (d)	64.2	0.1	6.1	70.2
Loss/(gain) on early extinguishments of debt (e)	36.7	(45.8)	(136.0)	(53.5)
Net income/(loss) attributable to non-controlling interests, net of (distributions) (f)	(1.1)	(2.0)	(3.3)	(2.4)
Impairments of intangible and tangible assets (g)	46.7	174.0	1,168.7	1,041.4
Non-cash expense for stock compensation benefits (h)	3.6	11.5	55.1	47.2
Adjustments for recoveries from insurance claims for flood losses(i)	—	(6.6)	(6.6)	—
Gain on sale of discontinued operations (j)	0.7	—	(9.3)	(8.6)
Other items(k)	32.1	24.1	98.9	106.9
Adjusted EBITDA	$469.7	$520.7	$1,937.7	1,886.7
Proforma adjustments related to properties (l)				0.4
Pro forma adjustment for estimated cost savings yet-to-be-realized (m)				154.9
Pro forma adjustments for discontinued operations (n)				(33.2)
LTM Adjusted EBITDA-Pro Forma				$2,008.8

(a)
Amounts include a benefit for income taxes related to discontinued operations of $2.8 million for the first quarter 2013 and a provision for income taxes related to discontinued operations of $6.9 million and $50.1 million for the first quarter 2012 and for the year ended December 31, 2012, respectively.

(b)
Amounts include depreciation and amortization related to discontinued operations of $0.2 million, $8.8 million and $29.0 million for the first quarter 2013 and 2012 and for the year ended December 31, 2012, respectively.

(c)
Amounts represent pre-opening costs incurred in connection with new property openings and expansion projects at existing properties, as well as any non-cash write-offs of abandoned development projects. Amounts include write-offs related to the closure of Alea Leeds in March 2013 which are included in loss from discontinued operations of $15.8 million for the first quarter 2013. There were no write-off costs related to discontinued operations for the first quarter 2012 and for the year ended December 31, 2012.

(d)	Amounts include certain costs associated with acquisition and development activities and reorganization activities which are infrequently occurring costs.

(e)
Amounts represent the difference between the fair value of consideration paid and the book value, net of deferred financing costs, of debt retired through debt extinguishment transactions, which are capital structure-related, rather than operational-type costs.

(f)
Amounts represent minority owners’ share of income/(loss) from the Company's majority-owned consolidated subsidiaries, net of cash distributions to minority owners, which is a non-cash item as it excludes any cash distributions.

(g)
Amounts represent non-cash charges to impair intangible and tangible assets primarily resulting from changes in the business outlook in light of economic conditions. Amounts include impairment charges related to discontinued operations of $26.7 million and $101.0 million for the first quarter of 2013 for the year ended December 31, 2012, respectively. There were no impairment charges related to discontinued operations for the first quarter 2012.

(h)	Amounts represent non-cash stock-based compensation expense related to stock options and restricted stock granted to the Company's employees.

(i)	Amounts represent adjustments for insurance claims related to lost profits during the floods that occurred in 2011.

(j)	Amount represents the gain recognized on the sale of the Harrah's St. Louis casino.

(k)
Amounts represent add-backs and deductions from EBITDA, whether permitted and/or required under the indentures governing CEOC’s existing notes and the credit agreement governing CEOC’s senior secured credit facilities, included in arriving at LTM Adjusted EBITDA-Pro Forma but not separately identified. Such add-backs and deductions include litigation awards and settlements, severance and relocation costs, permit remediation costs, gains and losses from disposals of assets, costs incurred in connection with implementing the Company's efficiency and cost-saving programs, the Company's insurance policy deductibles incurred as a result of catastrophic events such as floods and hurricanes, and non-cash equity in earnings of non-consolidated affiliates (net of distributions).

(l)
Amounts represent the estimated annualized impact of operating results related to newly completed construction projects, combined with the estimated annualized EBITDA impact associated with properties acquired during the period.

(m)
Amount represents adjustments to reflect the impact of annualized run-rate cost savings and anticipated future cost savings to be realized from the Company's announced Project Renewal and other profitability improvement and cost-savings programs.

(n)	Per CEOC's senior secured credit facilities, EBITDA related to the Company's discontinued operations are deducted from LTM Adjusted EBITDA - Pro Forma.

The following tables present the Consolidated Summary of Operations and Supplemental Information for Caesars Entertainment Operating Company, Inc. ("CEOC"), a wholly owned subsidiary of Caesars Entertainment Corporation for the periods indicated.
CAESARS ENTERTAINMENT OPERATING COMPANY, INC.
CONSOLIDATED SUMMARY OF OPERATIONS
(UNAUDITED)

	Quarter Ended March 31,
(In millions)	2013	2012
Net revenues	$1,617.9	$1,676.0
Property operating expenses	(1,243.5)	(1,261.2)
Depreciation and amortization	(127.2)	(140.4)
Write-downs, reserves, and project opening costs, net of recoveries	(7.3)	(14.2)
Intangible and tangible asset impairment charges	(20.0)	(174.0)
Loss on interests in non-consolidated affiliates	(3.0)	(7.6)
Corporate expense	(32.1)	(44.3)
Acquisition and integration costs	(11.8)	—
Amortization of intangible assets	(23.0)	(24.1)
Income from operations	150.0	10.2
Interest expense, net of interest capitalized	(553.5)	(538.5)
Loss on early extinguishments of debt	(36.7)	—
Other income, including interest income	3.8	7.7
Loss from continuing operations before income taxes	(436.4)	(520.6)
Benefit for income taxes	269.1	183.7
Loss from continuing operations, net of income taxes	(167.3)	(336.9)
Discontinued operations
(Loss)/income from discontinued operations	(43.8)	14.2
Benefit/(provision) for income taxes	2.8	(6.9)
(Loss)/income from discontinued operations, net of income taxes	(41.0)	7.3
Net loss	(208.3)	(329.6)
Less: net (income)/loss attributable to non-controlling interests	(2.5)	0.7
Net loss attributable to CEOC	$(210.8)	$(328.9)

CAESARS ENTERTAINMENT OPERATING COMPANY, INC.
SUPPLEMENTAL INFORMATION
RECONCILIATION OF NET LOSS ATTRIBUTABLE TO CAESARS ENTERTAINMENT
OPERATING COMPANY, INC. TO PROPERTY EBITDA
(UNAUDITED)
Property EBITDA is presented as a supplemental measure of CEOC's performance. Property EBITDA is defined as revenues less property operating expenses and is comprised of net income/(loss) before (i) interest expense, net of interest capitalized and interest income, (ii) (benefit)/provision for income taxes, (iii) depreciation and amortization, (iv) corporate expenses, and (v) certain items that the Company does not consider indicative of CEOC's ongoing operating performance at an operating property level. In evaluating Property EBITDA you should be aware that in the future, CEOC may incur expenses that are the same or similar to some of the adjustments in this presentation. The presentation of Property EBITDA should not be construed as an inference that CEOC's future results will be unaffected by unusual or unexpected items.
Property EBITDA is a non-GAAP financial measure commonly used in the Company's industry and should not be construed as an alternative to net income/(loss) as an indicator of operating performance or as an alternative to cash flow provided by operating activities as a measure of liquidity (as determined in accordance with GAAP). Property EBITDA may not be comparable to similarly titled measures reported by other companies within the industry. Property EBITDA is presented because management uses Property EBITDA to measure performance and allocate resources, and believes that Property EBITDA provides investors with additional information consistent with that used by management.
The following tables reconcile net loss attributable to CEOC to Property EBITDA for the periods indicated.

	Quarter Ended March 31, 2013
(In millions)	Las Vegas Region	Atlantic City Region	Louisiana/ Mississippi Region	Iowa/ Missouri Region	Illinois/ Indiana Region	Other Nevada Region	Managed, Int'l and Other	Discontinued Operations	Total
Net loss attributable to CEOC									$(210.8)
Net income attributable to non-controlling interests									2.5
Net loss									(208.3)
Loss from discontinued operations, net of income taxes									41.0
Net loss from continuing operations, net of income taxes									(167.3)
Benefit for income taxes									(269.1)
Loss from continuing operations before income taxes									(436.4)
Other income, including interest income									(3.8)
Loss on early extinguishments of debt									36.7
Interest expense, net of interest capitalized									553.5
Income/(loss) from operations	$50.7	$(3.2)	$44.3	$29.4	$22.4	$(0.7)	$7.1		150.0
Depreciation and amortization	40.8	30.2	17.1	7.3	18.1	3.6	10.1		127.2
Amortization of intangible assets	8.2	3.0	5.5	—	0.3	0.5	5.5		23.0
Intangible and tangible asset impairment charges	—	—	—	—	20.0	—	—		20.0
Write-downs, reserves, and project opening costs, net of recoveries	7.2	1.0	0.4	—	—	—	(1.3)		7.3
Acquisition and integration costs	—	—	—	—	—	—	11.8		11.8
(Income)/loss on interests in non-consolidated affiliates	—	—	(0.2)	—	—	—	3.2		3.0
Corporate expense	—	—	—	—	—	—	32.1		32.1
EBITDA attributable to discontinued operations								$(1.1)	(1.1)
Property EBITDA	$106.9	$30.9	$67.1	$36.7	$60.7	$3.5	$68.6	$(1.1)	$373.3

CAESARS ENTERTAINMENT OPERATING COMPANY, INC.
SUPPLEMENTAL INFORMATION
RECONCILIATION OF NET LOSS ATTRIBUTABLE TO CAESARS ENTERTAINMENT
OPERATING COMPANY, INC. TO PROPERTY EBITDA
(UNAUDITED)

	Quarter Ended March 31, 2012
(In millions)	Las Vegas Region	Atlantic City Region	Louisiana/ Mississippi Region	Iowa/ Missouri Region	Illinois/ Indiana Region	Other Nevada Region	Managed, Int'l and Other	Discontinued Operations	Total
Net loss attributable to CEOC									$(328.9)
Net loss attributable to non-controlling interests									(0.7)
Net loss									(329.6)
Income from discontinued operations, net of income taxes									(7.3)
Net loss from continuing operations, net of income taxes									(336.9)
Benefit for income taxes									(183.7)
Loss from continuing operations before income taxes									(520.6)
Other income, including interest income									(7.7)
Interest expense, net of interest capitalized									538.5
Income/(loss) from operations	$64.9	$11.0	$(121.0)	$27.6	$38.2	$(1.8)	$(8.7)		10.2
Depreciation and amortization	44.7	31.9	18.7	7.4	18.9	5.4	13.4		140.4
Amortization of intangible assets	8.2	3.0	5.5	—	0.3	0.5	6.6		24.1
Intangible and tangible asset impairment charges	—	—	167.5	—	—	—	6.5		174.0
Write-downs, reserves, and project opening costs, net of recoveries	1.9	1.7	6.4	—	0.3	0.6	3.3		14.2
Acquisition and integration costs	—	—	—	—	—	—	—		—
Loss/(income) on interests in non-consolidated affiliates	—	0.3	(0.1)	—	—	—	7.4		7.6
Corporate expense	—	—	—	—	—	—	44.3		44.3
EBITDA attributable to discontinued operations								$23.0	23.0
Property EBITDA	$119.7	$47.8	$77.1	$35.0	$57.7	$4.7	$72.8	$23.0	$437.8

CAESARS ENTERTAINMENT OPERATING COMPANY, INC.
SUPPLEMENTAL INFORMATION
RECONCILIATION OF NET LOSS ATTRIBUTABLE TO CAESARS ENTERTAINMENT
OPERATING COMPANY, INC.
TO ADJUSTED EBITDA, LTM ADJUSTED EBITDA-PRO FORMA AND
LTM ADJUSTED EBITDA-PRO FORMA - CEOC RESTRICTED
(UNAUDITED)
Adjusted EBITDA is defined as EBITDA further adjusted to exclude certain non-cash and other items required or permitted in calculating covenant compliance under the indenture governing CEOC's the credit facility.
LTM Adjusted EBITDA-Pro Forma is defined as Adjusted EBITDA further adjusted to include pro forma adjustments related to properties and estimated cost savings yet-to-be-realized.
Adjusted EBITDA and LTM Adjusted EBITDA-Pro Forma are presented as supplemental measures of CEOC's performance and management believes that Adjusted EBITDA and LTM Adjusted EBITDA-Pro Forma provide investors with additional information and allow a better understanding of the results of operational activities separate from the financial impact of decisions made for the long-term benefit of CEOC.
Adjusted EBITDA and LTM Adjusted EBITDA-Pro Forma include the results and adjustments of CEOC on a consolidated basis without the exclusion of CEOC's unrestricted subsidiaries, and therefore, are different than the calculations used to determine compliance with debt covenants under the credit facility. The reconciliation of net loss attributable to CEOC to LTM Adjusted EBITDA-Pro Forma on the following page includes an additional calculation to exclude the LTM Adjusted EBITDA-Pro Forma of the unrestricted subsidiaries of CEOC resulting in an amount used to determine compliance with debt covenants ("LTM Adjusted EBITDA-Pro Forma - CEOC Restricted").
Because not all companies use identical calculations, the presentation of CEOC's Adjusted EBITDA, LTM Adjusted EBITDA-Pro Forma, and LTM Adjusted EBITDA-Pro Forma - CEOC Restricted may not be comparable to other similarly titled measures of other companies.

The following table reconciles net loss attributable to CEOC to Adjusted EBITDA for the quarters ended March 31, 2013 and 2012 and for the year ended December 31, 2012, and reconciles net loss attributable to CEOC to LTM Adjusted EBITDA-Pro Forma, and LTM Adjusted EBITDA-Pro Forma - CEOC Restricted for the last twelve months ended March 31, 2013.

	(1)	(2)	(3)
(In millions)	Quarter Ended March 31, 2013	Quarter Ended March 31, 2012	Year Ended December 31, 2012	(1)-(2)+(3) LTM
Net loss attributable to CEOC	$(210.8)	$(328.9)	$(1,627.4)	$(1,509.3)
Interest expense, net of capitalized interest and interest income	550.0	531.8	1,995.7	2,013.9
Benefit for income taxes (a)	(271.9)	(176.8)	(884.5)	(979.6)
Depreciation and amortization (b)	153.7	176.3	701.7	679.1
EBITDA	221.0	202.4	185.5	204.1
Project opening costs, abandoned projects and development costs (c)	19.2	7.9	55.9	67.2
Acquisition and integration costs (d)	11.8	—	5.8	17.6
Loss on early extinguishments of debt (e)	36.7	—	—	36.7
Net income/(loss) attributable to non-controlling interests, net of (distributions) (f)	0.5	(2.2)	(4.2)	(1.5)
Impairments of intangible and tangible assets (g)	46.7	174.0	1,165.7	1,038.4
Non-cash expense for stock compensation benefits (h)	2.5	11.2	33.4	24.7
Adjustments for recoveries from insurance claims for flood losses (i)	—	(6.6)	(6.6)	—
Gain on sale of discontinued operations (j)	0.7	—	(9.3)	(8.6)
Other items (k)	11.1	14.4	53.3	50.0
Adjusted EBITDA	$350.2	$401.1	$1,479.5	1,428.6
Proforma adjustments related to properties (l)				0.4
Pro forma adjustment for estimated cost savings yet-to-be-realized (m)				110.9
Pro forma adjustments for discontinued operations (n)				(33.2)
LTM Adjusted EBITDA-Pro Forma				1,506.7
LTM Adjusted EBITDA-Pro forma of CEOC's unrestricted subsidiaries				(103.9)
LTM Adjusted EBITDA-Pro Forma - CEOC Restricted				$1,402.8

(a)
Amounts include a benefit for income taxes related to discontinued operations of $2.8 million for the first quarter 2013 and a provision for income taxes related to discontinued operations of $6.9 million and $50.1 million for the first quarter 2012 and for the year ended December 31, 2012, respectively.

(b)
Amounts include depreciation and amortization related to discontinued operations of $0.2 million, $8.8 million and $29.0 million for the first quarter 2013 and 2012 and for the year ended December 31, 2012, respectively.

(c)
Amounts represent pre-opening costs incurred in connection with new property openings and expansion projects at existing properties, as well as any non-cash write-offs of abandoned development projects. Amounts include write-offs related to the closure of Alea Leeds in March 2013 which are included in loss from discontinued operations of $15.8 million for the first quarter 2013. There were no write-off costs related to discontinued operations for the first quarter 2012 and for the year ended December 31, 2012.

(d)	Amounts include certain costs associated with acquisition and development activities and reorganization activities which are infrequently occurring costs.

(e)
Amounts represent the difference between the fair value of consideration paid and the book value, net of deferred financing costs, of debt retired through debt extinguishment transactions, which are capital structure-related, rather than operational-type costs.

(f)
Amounts represent minority owners’ share of income/(loss) from CEOC's majority-owned consolidated subsidiaries, net of cash distributions to minority owners, which is a non-cash item as it excludes any cash distributions.

(g)
Amounts represent non-cash charges to impair intangible and tangible assets primarily resulting from changes in the business outlook in light of economic conditions. Amounts include impairment charges related to discontinued operations of $26.7 million and $101.0 million for the first quarter of 2013 for the year ended December 31, 2012, respectively. There were no impairment charges related to discontinued operations for the first quarter 2012.

(h)	Amounts represent non-cash stock-based compensation expense related to stock options and restricted stock granted to CEOC's employees.

(i)	Amounts represent adjustments for insurance claims related to lost profits during the floods that occurred in 2011.

(j)	Amount represents the gain recognized on the sale of the Harrah's St. Louis casino.

(k)
Amounts represent add-backs and deductions from EBITDA, whether permitted and/or required under the indentures governing CEOC’s existing notes and the credit agreement governing CEOC’s senior secured credit facilities, included in arriving at LTM Adjusted EBITDA-Pro Forma - CEOC Restricted but not separately identified. Such add-backs and deductions include litigation awards and settlements, severance and relocation costs, permit remediation costs, gains and losses from disposals of assets, costs incurred in connection with implementing the Company's efficiency and cost-saving programs, CEOC's insurance policy deductibles incurred as a result of catastrophic events such as floods and hurricanes, and non-cash equity in earnings of non-consolidated affiliates (net of distributions).

(l)
Amounts represent the estimated annualized impact of operating results related to newly completed construction projects, combined with the estimated annualized EBITDA impact associated with properties acquired during the period.

(m)
Amount represents adjustments of CEOC to reflect the impact of annualized run-rate cost-savings and anticipated future cost savings to be realized from the Company's announced Project Renewal and other profitability improvement and cost savings programs.

(n)	Per CEOC's senior secured credit facilities, EBITDA related to the Company's discontinued operations are deducted from LTM Adjusted EBITDA - Pro Forma.